============================================================================

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                     ----------------------------------


                                 FORM 8-K/A
                               AMENDMENT NO. 1

                                     TO

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): JANUARY 31, 2003



                                   EXX INC
           (Exact name of registrant as specified in its charter)


      NEVADA                         001-0654                   88-0325271
  (State or other                (Commission File            (I.R.S. Employer
  jurisdiction of                     Number)                 Identification
   organization)                                                  Number)


     1350 EAST FLAMINGO ROAD, SUITE 689
              LAS VEGAS, NEVADA                                 89119-5263
  (Address of principal executive offices)                      (Zip Code)


     Registrant's telephone number, including area code: (702) 598-3223



============================================================================

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

                  This amendment no. 1 to the current report on Form 8-K filed on February 4, 2003 by EXX INC (the "Registrant") relates to the Registrant's purchase of 11,877 shares of common stock, $.01 par value, of Newcor, Inc. ("Newcor") under Newcor's Plan of Reorganization, effective January 31, 2003. As a result of that purchase, Newcor, Inc. ceased to be a stand-alone public reporting company and became a subsidiary of the Registrant.

                  The purpose of this amendment no. 1 is to provide the financial statements and pro forma financial information required by Items 7(a) and 7(b) of Form 8-K, respectively, which financial statements and pro forma financial information were excluded from the original filing in reliance upon Items 7(a)(4) and 7(b)(2) of Form 8-K.

                  Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Registrant's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in filings by the Registrant with the Commission.

                  (a) Financial statements of business acquired.
                      -----------------------------------------

                  The following consolidated financial statements of Newcor are filed herewith:

                                                                                                               Page
                                                                                                               ----
                           (i)      Reports of Independent Accountants                                          2-3
                           (ii)     Consolidated Statements of Operations for the years ended
                                    December 31, 2002, 2001 and 2000                                              4
                           (iii)    Consolidated Balance Sheets as of December 31, 2002 and 2001                  5
                           (iv)     Consolidated Statements of Shareholders' Equity (Deficit) for
                                    the years ended December 31, 2002, 2001 and 2000                              6
                           (v)      Consolidated Statements of Cash Flows for the years ended
                                    December 31, 2002, 2001 and 2000                                              7
                           (vi)     Notes to Consolidated Financial Statements                                    9

                  (b) Pro forma financial information.
                      -------------------------------

                  The following pro forma condensed consolidated financial information of the Registrant is filed herewith:

                           (i)      Unaudited Pro Forma Condensed Consolidated
                                    Balance Sheet as of December 31, 2002                                     23-24
                           (ii)     Unaudited Pro Forma Condensed Consolidated Statement of
                                    Operations for the year ended December 31, 2002                              25
                           (iii)    Notes to the Unaudited Pro Forma Condensed Consolidated
                                    Financial Statements                                                         26

                  (c) Exhibits. Not applicable.
                      --------


                                  * * * * *

                      REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of Newcor, Inc.:



We have audited the accompanying consolidated balance sheet of Newcor, Inc. and its Subsidiaries (the "Company") as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newcor, Inc. and Subsidiaries as of December 31, 2002 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey
March 22, 2003

                      REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of Newcor, Inc.:



In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Newcor, Inc. and its Subsidiaries (the "Company") at December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, on February 25, 2002, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, thereby raising substantial doubt about their ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of the petition for reorganization.


                                        /s/ PricewaterhouseCoopers LLP



Detroit, Michigan
March 22, 2002

NEWCOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                     2002             2001              2000
                                                                ------------------------------------------------
Sales                                                              $170,647         $177,342          $238,115
Cost of sales                                                       145,725          162,470           205,257
                                                                ------------------------------------------------

Gross margin                                                         24,922           14,872            32,858
Selling, general and administrative
  expenses                                                           14,316           18,403            20,028
Amortization expense                                                     --            3,837             4,135
Impairment charges                                                   32,550           28,757                --
Plant consolidation costs                                                --              450             1,277
                                                                ------------------------------------------------

Operating income (loss)                                             (21,944)         (36,575)            7,418
Other expense:
     Interest expense                                                (3,348)         (14,293)          (14,403)
     Other professional fees                                             --             (300)           (2,450)
     Reorganization costs                                           (14,140)              --                --
     Other                                                             (980)            (989)             (540)
                                                                ------------------------------------------------

Loss before income taxes                                            (40,412)         (52,157)           (9,975)

Provision (benefit) for income taxes                                     --            5,093            (3,393)
                                                                ------------------------------------------------

Net loss before cumulative effect of accounting change              (40,412)         (57,250)           (6,582)

Cumulative effect of accounting change                               (8,645)              --                --
                                                                ------------------------------------------------

Net loss                                                           $(49,057)        $(57,250)         $ (6,582)
                                                                ================================================

Amounts per share of common stock:
     Net loss before cumulative effect of accounting change        $  (9.73)        $ (11.58)         $  (1.33)
     Cumulative effect of accounting change                           (0.18)              --                --
                                                                ------------------------------------------------

Net loss - basic and diluted                                       $  (9.91)        $ (11.58)         $  (1.33)
                                                                ================================================

Weighted average common shares outstanding                            4,950            4,950             4,950




               The accompanying notes are an integral part of the consolidated financial statements.

NEWCOR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        DECEMBER 31,
                                                                                2002                    2001
                                                                             -----------------------------------
ASSETS
Current Assets:
     Cash and cash equivalents                                               $  23,832                $    127
     Accounts receivable                                                        21,721                  23,699
     Inventories                                                                 8,968                  11,175
     Prepaid expenses and other                                                  3,008                   2,864
                                                                             -----------------------------------
Total current assets                                                            57,529                  37,865
Property, plant and equipment, net                                              35,308                  44,670
Prepaid pension expense                                                          3,907                   3,884
Goodwill, net                                                                       --                  37,741
Other non-current assets                                                         1,619                   5,593
                                                                             -----------------------------------

Total assets                                                                 $  98,363                $129,753
                                                                             ===================================

LIABILITIES
Current Liabilities:
     Credit arrangements and debt                                            $  21,454                $137,934
     Accounts payable                                                            6,559                  14,049
     Other current liabilities                                                   8,436                  17,332
                                                                             -----------------------------------
Total current liabilities                                                       36,449                 169,315
     Liabilities subject to compromise                                         150,978                      --
     Post retirement benefits other than pension                                 6,123                   6,386
     Credit arrangements and debt, net of current portion                        2,215                   2,657
     Pension liability and other                                                11,506                   2,447
                                                                             -----------------------------------

Total liabilities                                                              207,271                 180,805
                                                                             -----------------------------------

SHAREHOLDERS' EQUITY
Preferred stock, no par value
     Authorized: 1,000 shares
     Issued: None                                                                   --                      --
Common stock, par value $1.00 per share
     Authorized: 10,000 shares
     Issued: 5,019 shares                                                        5,019                   5,019
Capital in excess of par                                                         2,415                   2,415
Accumulated other comprehensive loss                                            (9,632)                   (833)
Accumulated deficit                                                           (106,221)                (57,164)
Treasury stock at cost                                                            (489)                   (489)
                                                                             -----------------------------------

Total shareholders' equity (deficit)                                          (108,908)                (51,052)
                                                                             -----------------------------------

Total liabilities and shareholders' equity (deficit)                         $  98,363                $129,753
                                                                             ===================================


               The accompanying notes are an integral part of the consolidated financial statements.

NEWCOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              ACCUMULATED
                                                                 OTHER           RETAINED                   TOTAL
                                                CAPITAL IN   COMPREHENSIVE       EARNINGS               SHAREHOLDERS'
                                    COMMON        EXCESS        INCOME         (ACCUMULATED)  TREASURY     EQUITY
                                     STOCK        OF PAR        (LOSS)           (DEFICIT)      STOCK     (DEFICIT)
                                -------------------------------------------------------------------------------------
Balance, January 1, 2000            $4,980        $2,340        $  (443)        $  6,668       $(489)     $  13,056

Decrease in unfunded
  pension liability                                                 220                                         220
Net loss                                                                          (6,582)                    (6,582)
                                                                                                        -------------
Comprehensive loss, net of tax                                                                               (6,362)
                                                                                                        -------------

Shares issued                           39            75                                                        114
                                 ------------------------------------------------------------------------------------

Balance, December 31, 2000           5,019         2,415           (223)              86        (489)         6,808

Increase in unfunded
  pension liability                                                (610)                                       (610)
Net loss                                                                         (57,250)                   (57,250)
                                                                                                         ------------
Comprehensive loss                                                                                          (57,860)
                                 ------------------------------------------------------------------------------------

Balance, December 31, 2001           5,019         2,415           (833)         (57,164)       (489)       (51,052)

Increase in unfunded
  pension liability                                              (8,799)                                     (8,799)
Net loss                                                                         (40,412)                   (40,412)
                                                                                                         ------------
Comprehensive loss                                                                                          (49,211)
                                 ------------------------------------------------------------------------------------

Balance, December 31, 2002          $5,019        $2,415        $(9,632)        $(97,576)      $(489)     $(100,263)
                                 ====================================================================================



               The accompanying notes are an integral part of the consolidated financial statements.

NEWCOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                     2002             2001               2000
                                                                ------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                           $(49,057)        $(57,250)          $(6,582)
Adjustments to reconcile net loss
  to cash provided by (used in) operating activities:
     Depreciation                                                     7,807            9,106             8,924
     Impairment charges                                              41,195           32,594             4,135
     Reorganization costs                                            12,343               --                --
     Deferred income taxes                                               --            5,093            (3,326)
     Pensions                                                           130             (610)             (420)
     Loss on disposition of capital assets                               --               --             2,655
     Other, net                                                         751              240               291
Changes in operating assets and liabilities:
     Accounts receivable                                              1,978            9,520             3,952
     Inventories                                                      2,207            3,886             4,653
     Prepaid expenses and other                                        (144)             (96)              815
     Accounts payable                                                   271           (8,128)           (9,453)
     Other current liabilities                                        2,045            3,631              (649)
                                                                -------------------------------------------------
Net cash provided by (used in) operating activities                  19,526           (2,014)            4,995
                                                                -------------------------------------------------

INVESTING ACTIVITIES
Capital expenditures                                                 (1,567)          (2,681)           (7,508)
Proceeds from sale of capital assets                                     18              620                --
                                                                -------------------------------------------------

Net cash used in investing activities                                (1,549)          (2,061)           (7,508)
                                                                -------------------------------------------------

FINANCING ACTIVITIES
Net borrowings on revolving credit line                               6,788            5,689                --
Repayments of term notes                                               (533)          (2,000)           (2,000)
Shares issued under employee stock plans                                 --               --               114
Capital lease financing of capital expenditures                          --               --             3,485
Payments on capital lease/promissory note                              (527)            (191)             (113)
                                                                -------------------------------------------------

Net cash provided by financing activities                             5,728            3,498             1,486
                                                                -------------------------------------------------

Increase (decrease) in cash                                          23,705             (577)           (1,027)
Cash and cash equivalents, beginning of year                            127              704             1,731
                                                                -------------------------------------------------
Cash and cash equivalents, end of year                             $ 23,832         $    127           $   704
                                                                =================================================


(Continued on next page)

               The accompanying notes are an integral part of the consolidated financial statements.




                                     7


NEWCOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(IN THOUSANDS)

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                     2002             2001               2000
                                                                ------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Purchase of machinery and equipment for
  notes payable                                                    $    919         $     --           $    --
                                                                =================================================

SUPPLEMENTAL DISCLOSURE OF OPERATING CASH FLOWS
  FROM ORGANIZATION ITEMS:
Cash paid for reorganization expenses                              $  1,973         $     --           $    --
                                                                =================================================








               The accompanying notes are an integral part of the consolidated financial statements.

NEWCOR, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1.  ACCOUNTING POLICIES

         Description of the Business - Newcor, Inc. and its subsidiaries ("Newcor") design and manufacture precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets.

         Principles of Consolidation - The consolidated financial statements include the accounts of Newcor, Inc. and all of its subsidiaries, as to all of which Newcor has financial and operating control. All significant intercompany accounts and transactions are eliminated.

         Cash Equivalents - Newcor considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

         Bankruptcy Accounting - On February 25, 2002, Newcor filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Newcor operated its businesses as debtors-in-possession in accordance with provisions of the United States Bankruptcy Code until January 31, 2003, at which time the previously confirmed plan of reorganization was made effective. Since the Chapter 11 bankruptcy filing, Newcor has applied the provisions of SOP 90-7, which does not significantly change the application of accounting principles generally accepted in the United States. However, SOP 90-7 does require that the financial statements for periods including and subsequent to filing the Chapter 11 bankruptcy petition distinguish transactions and events that are directly associated with the plan of reorganization from the ongoing operations of the business.

         Accounts Receivable - Newcor carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, Newcor evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a history of past write-offs, collections and current credit conditions.

         Inventory Valuation - Inventories are stated at the lower of cost or net realizable value. Costs, other than those specifically identified to contracts, are determined primarily on the first-in, first-out basis.

         Contract Accounting - The percentage of completion method of accounting is used by Newcor's Special Machines segment. Sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Sales and gross profit are adjusted in the current period for revisions in estimated total contract costs and contract values. Estimated losses are recognized when known.

         Property, Plant and Equipment - Property, plant and equipment is stated at cost and is depreciated using the straight-line method. The general range of lives is 15 to 30 years for building and land improvements and four to ten years for machinery, office equipment and vehicles.

         Goodwill - Effective January 1, 2002, Newcor adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates amortization of goodwill and certain other intangible assets, but requires annual testing for impairment (comparison of estimated fair value to carrying value). Several factors are used to evaluate the recoverability of goodwill, including management's plans for future operations, recent operating results and each division's projected undiscounted cash flows. Our policy is to test annually for impairment. As of December 31, 2002, all goodwill associated with Newcor had been eliminated.

         Asset Impairment - Newcor recognizes impairment losses for assets or groups of assets where the sum of the estimated future cash flows (undiscounted and without interest charges) is less than the carrying amount of the related asset or group of assets. The amount of the impairment loss is the excess of the carrying amount over the fair value of the asset or group of assets being measured.

         Debt Issuance Costs - Costs incurred to issue debt were historically amortized over the life of the related term of the debt ranging from three to ten years. In accordance with SOP 90-7 all debt issuance costs were eliminated as of December 31, 2002.

         Income Taxes - Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Newcor's assets and liabilities. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

         Treasury Stock - Treasury stock is carried at cost and included approximately 69,000 shares at both December 31, 2002 and 2001.

         Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires Newcor to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management's estimates include, but are not limited to, reserves for warranty, insurance claims, accounts receivable valuation, inventory valuation, employee retirement benefit obligations and impairment of long-lived assets. Actual results could differ from those estimates.

         Financial Instruments - The carrying amount of Newcor's financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value at December 31, 2002 and 2001.

         Earnings Per Share - Common stock options were excluded from the calculation of diluted earnings per share because they would have been anti-dilutive for all periods presented.

         Recent Pronouncements - In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". As a result, gains and losses from extinguishment of debt will be classified as extraordinary items only if they are determined to be unusual and infrequently occurring items. SFAS No. 145 also requires that gains and losses from debt extinguishments, which were classified as extraordinary items in prior periods, be reclassified to continuing operations if they do not meet the criteria for extraordinary items. The provisions of SFAS No. 145 will be effective for our fiscal year beginning January 1, 2003. We will apply the provisions of this statement for all debt extinguishments going forward.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") set forth in EITF Issue No. 94-3. The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement, or an individual deferred compensation contract. SFAS No. 146 was effective for exit or disposal activities that were initiated after December 31, 2002. We have applied the provisions of this statement to restructuring activities following the effective date. As a result of adopting the provisions of this standard, certain lease termination and other restructuring costs that otherwise would have been accrued in the fourth quarter of 2002 will be recorded in the first quarter of 2003 at the point that the liability is incurred under the new guidance.

         Reclassifications - Certain items in prior years' financial statements have been reclassified to conform with the presentation used in the year ended December 31, 2002.

2.  REORGANIZATION

As discussed under the subheading "Bankruptcy Accounting" in Note 1, Newcor filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code on February 25, 2002. Newcor filed for relief under Chapter 11 to address liquidity issues resulting from the current economic downturn, which substantially and generally harmed the automotive supply and heavy truck industry. As a consequence of the filing, all pending litigation against Newcor was stayed automatically by section 362 of the United States Bankruptcy Code and no party could take legal action to recover on pre-petition claims against Newcor. In addition, pursuant to section 365 of the United States Bankruptcy Code, Newcor rejected certain pre-petition executory contracts and unexpired leases. Parties to these contracts or leases asserted claims as permitted by the United States Bankruptcy Code.

Under Newcor's plan of reorganization, all impaired creditors in Class 4 of the plan, essentially all unsecured creditors, received their pro-rata shares of a $20,000 cash payment made by Newcor in January 2003 and $28,000 aggregate principal amount of senior unsecured notes issued by Newcor in January 2003. These notes bear interest at 6% per annum and mature through 2013. Equity holders in Class 5 of the plan, with holdings of at least 412 shares of old Newcor common stock, received a right to purchase new shares of common stock of restructured Newcor for $500 per share. Also in connection with the plan, all previously outstanding common stock options were terminated.

As part of Newcor's plan of reorganization, EXX INC entered into a proceeds election guarantee under which EXX would guarantee to the creditors that any unexercised rights would be assumed by EXX and exercised at the pro-rata price. Under the proceeds election guarantee, and by exercising the rights directly issued to EXX under the plan, EXX now holds 98.975% of the outstanding common stock of Newcor.

As of December 31, 2002, Newcor had classified obligations which were subject to impairment under the plan as liabilities subject to compromise as follows:

                  Senior subordinated debt                     $123,000
                  Interest on senior subordinated debt           12,144
                  Vendor claims                                   7,761
                  Claims for rejected contracts                   8,073
                                                               --------
                  Total                                        $150,978
                                                               ========

Newcor's reorganization costs for the year ended December 31, 2002 include approximately $8,100 for its estimate of allowable claims filed with the United States Bankruptcy Court in July 2002, relating to executory contracts rejected by Newcor, the write-off of $3,000 of deferred financing costs related to liabilities subject to compromise and professional fees, primarily legal counsel, of $3,000.

The filing with the United States Bankruptcy Court has materially changed the consolidated financial statements of Newcor. See Note 12 for further disclosure.

3.  GOODWILL AND IMPAIRMENT

Effective January 1, 2002, Newcor adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates amortization of goodwill and certain other intangible assets, but requires annual testing for impairment (comparison of estimated fair value to carrying value). Fair value is estimated using the present value of expected future cash flows and other valuation measures. Due to implementation of the new standard and the results of Newcor's impairment analysis, an impairment of $8,645 was recorded as a cumulative effect of accounting change as of January 1, 2002. In addition, as a result of changed conditions stemming from the bankruptcy proceedings and other economic factors, Newcor recorded an impairment charge of $29,096 in 2002.

In accordance with periodic long-lived asset impairment analysis, management determined that the cost basis of certain unused machinery equipment was impaired on December 31, 2002 in the amount of $3,454. The equipment primarily related to a facility which was closed in 2002.

The following adjusts reported net loss and basic and diluted loss per share to exclude goodwill amortization.

                                                               FOR THE YEARS ENDED DECEMBER 31,

                                                        2002                 2001                2000
                                                   -------------------------------------------------------
Reported net loss                                  $   (49,057)         $   (57,250)        $    (6,582)
Goodwill amortization                                       --                3,837               2,447
                                                   -------------------------------------------------------

Adjusted net loss                                  $   (49,057)         $   (53,413)        $    (4,135)
                                                   =======================================================


Reported basic and diluted loss per share          $     (9.91)         $    (11.58)        $     (1.33)
Goodwill amortization, net of tax                           --                 0.78                0.49
                                                   -------------------------------------------------------

Adjusted basic and diluted loss per share          $     (9.91)         $    (10.78)        $      (.84)
                                                   =======================================================

4.  INVENTORIES

Inventories at December 31, 2002 and 2001 are summarized as follows:

                                                                                2002                   2001
                                                                          --------------------------------------
Costs and estimated earnings of uncompleted
     contracts in excess of related billings
     of $486 in 2002 and $1,009 in 2001                                    $        47              $      270

Raw materials                                                                    3,306                   5,672

Work in process and finished goods                                               5,615                   5,233
                                                                           -------------------------------------

                                                                           $     8,968              $   11,175
                                                                           =====================================

Costs and estimated earnings of uncompleted contracts in excess of related billings represents revenue recognized under the percentage of completion method in excess of amounts billed for Newcor's Special Machines Segment.

5.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2002 and 2001 are summarized as follows:

                                                                                2002                   2001
                                                                          --------------------------------------
Land and improvements                                                      $     1,828              $    2,142
Buildings                                                                       13,767                  13,773
Machinery                                                                       55,195                  59,048
Office and transportation equipment                                              8,307                   8,466
Construction in progress                                                            67                     681
                                                                           -------------------------------------

                                                                                79,164                  84,110
Less accumulated depreciation                                                   43,856                  39,440
                                                                           -------------------------------------

                                                                           $    35,308              $   44,670
                                                                           =====================================

6.  REJECTED EQUIPMENT LEASES

During the pendency of the bankruptcy proceedings, Newcor reviewed its executory contracts and unexpired equipment leases and received approval from the United States Bankruptcy Court to reject substantially all equipment leases. In this context, "rejection" means that Newcor was relieved from its obligations to perform further under the contract or lease. Certain equipment previously subject to the rejected leases has been purchased by Newcor and obligations pursuant to such purchases are disclosed in Note 7. Any claim for damages resulting from the rejection of a contract or lease was treated as a general unsecured claim in the bankruptcy proceedings and a $8,100 charge for the estimated maximum allowed claims under bankruptcy law was recognized as a reorganization cost (See Note 2).

7.  CREDIT ARRANGEMENTS AND DEBT

A summary of debt at December 31, 2002 and December 31, 2001 is as follows:

                                                                                2002                   2001
                                                                          --------------------------------------
Revolving credit line (bank facility)                                      $    12,477             $     5,689
Term note, bank                                                                  2,300                   2,833
Promissory notes                                                                 2,792                      --
Capital lease                                                                       --                   2,969
Limited obligation revenue bonds, variable
  interest rate (average 1.5% in 2002 and
  3.0% in 2001)                                                                  6,100                   6,100
Senior subordinated notes, net of treasury notes of $2,000                          --                 123,000
                                                                           -------------------------------------

                                                                           $    23,669             $   140,591
                                                                           =====================================

On March 4, 1998, Newcor completed the issuance of $125,000 of 9.875% Senior Subordinated Notes due 2008. Interest on the Notes is payable semi-annually on March 1 and September 1 of each year. The Notes were to mature on March 1, 2008. During the year ended October 31, 1998, Newcor repurchased in the open market $2,000 face value of the Notes and is currently holding these notes in treasury. In connection with the bankruptcy filing and in accordance with SOP 90-7, these notes stopped accruing interest in February 2002. Had interest been accrued through December 31, 2002, approximately $10,000 of additional interest would have been recorded. At December 31, 2002, these notes were classified as liabilities subject to compromise.

At December 31, 2002, Newcor had $12,477 outstanding under a line of credit facility and $2,300 under a term loan to a particular financial institution. The credit line bears interest at the prime rate plus 1.5% per annum (5.75% at December 31, 2002) and the term loan bears interest at 8.35% per annum. Both of the financing arrangements were collateralized by all of the assets of Newcor. In connection with its plan of reorganization, Newcor paid off the line of credit and term note on January 31, 2003 and entered into a loan and security agreement with another financial institution. Pursuant to the new credit agreement, Newcor may borrow up to $22,933 under a term note of $4,933 and a line of credit facility up to $18,000. Both instruments bear interest at defined rates based upon two different indexes and are secured by substantially all of the assets of Newcor.

On May 1, 2002 a promissory note was issued to ICX Corporation in the principal amount of $919. This note requires monthly payments of $22 including interest at 8.5% per annum through April 2006. In July 2000, Newcor entered into a capital lease agreement providing for interest at 7.9% per annum and payments through July 2007 for certain machinery and equipment. The lease was rejected pursuant to the filing and, on December 1, 2002, a promissory note was issued to Transamerica Equipment Financial Services Corporation in the principal amount of $2,400. The note required an initial down payment of $360 and monthly payments of $40 including interest at 7% per annum through October 2007. These notes are collateralized by certain equipment of Newcor.

In September 1995, Rochester Gear, Inc., a wholly owned subsidiary of Newcor ("Rochester"), entered into a loan agreement whereby $6,100 of limited obligation refunding revenue bonds were issued. These bonds mature on January 1, 2008 and are collateralized by Rochester's land, building and equipment and guaranteed by Newcor.

Total interest payments aggregated $1,312, $7,628 and $13,783 in the years ended December 31, 2002, 2001 and 2000, respectively. Interest accrued, but unpaid at December 31, 2002, was approximately $12,200, of which $12,100 is included in liabilities subject to compromise.

Aggregate principal payments for the years subsequent to December, 31, 2002 are as follows:

             YEAR ENDING DECEMBER 31,
                      2003                          $ 21,454
                      2004                               613
                      2005                               662
                      2006                               529
                      2007                               411
                                                    --------
                                                    $ 23,669
                                                    ========

8.  INCOME TAXES

Federal income tax benefit is as follows:

                                                                 FOR THE YEARS ENDED DECEMBER 31,

                                                        2002                 2001                2000
                                                   -------------------------------------------------------
Currently refundable                               $      --            $      (296)        $       (67)
Deferred, net                                             --                  5,389              (3,326)
                                                   -------------------------------------------------------

                                                   $      --            $     5,093         $    (3,393)
                                                   =======================================================

Significant components of the deferred tax assets and liabilities as of December 31, 2002 and 2001 are as follows:

                                                                                2002                    2001
                                                                           -------------------------------------
Deferred tax assets
     Net operating loss carryforward                                       $    20,809              $   15,212
     Goodwill                                                                   16,627                   7,761
     Accrued postretirement benefits                                             2,040                   2,127
     AMT and other credits                                                       1,720                   1,720
     Accrued vacation and employee benefits                                        452                     891
     Other                                                                       1,126                     983
                                                                           -------------------------------------

Total deferred tax assets                                                       42,774                  28,694
                                                                           -------------------------------------

Deferred tax liabilities
     Depreciation                                                                3,602                   4,197
     Pensions                                                                    1,202                   1,352
     Other                                                                          --                      58
                                                                           -------------------------------------

Total deferred tax liabilities                                                   4,804                   5,607
                                                                           -------------------------------------
Valuation allowance                                                             37,970                  23,087
                                                                           -------------------------------------

Net deferred tax asset                                                     $        --              $       --
                                                                           =====================================


Reconciliation of loss multiplied by the statutory federal tax rate to reported income tax expense (benefit) is summarized as follows:

                                                                 FOR THE YEARS ENDED DECEMBER 31,

                                                        2002                 2001                2000
                                                   -------------------------------------------------------
Net loss multiplied by statutory
  rate (34%)                                       $   (16,679)         $   (17,733)        $    (3,391)
Operating losses with no current tax
  benefit                                               14,883               17,694                  --
Nondeductible expenses                                   1,104                  123                 158
Reversal of tax benefit                                     --                5,093                  --
Other items, net                                           692                  (84)               (160)
                                                   -------------------------------------------------------

Income tax (benefit) expense                       $        --          $     5,093         $    (3,393)
                                                   =======================================================


In 2001, $5,100 of previously recognized tax benefits relating to the operating loss carryforwards were reversed into income since realization of these tax benefits became less assured. The bankruptcy proceedings and the related tax effect of the restructuring of Newcor's debt obligations will have a negative effect on the tax carrying value of certain assets. The final tax basis of the assets has not been determined.

At December 31, 2002, Newcor has net operating loss carryforwards for federal income tax purposes of approximately $61,000 that begin to expire in 2018. In addition, Newcor has alternative minimum tax and other credits of approximately $1,700 at December 31, 2002 that do not expire. Newcor anticipates that the net operating loss carryforwards will be eliminated as a result of the plan of reorganization.

9.  EMPLOYEE RETIREMENT BENEFITS

         Pension Plans - Newcor provides retirement benefits for certain employees under several defined benefit pension plans. Benefits from these plans are based on compensation, years of service and either fixed dollar amounts per year of service or employee compensation during the later years of employment. The assets of the pension plans consist principally of cash equivalents, corporate and government bonds, and common and preferred stocks. Newcor's policy is to fund only amounts required to satisfy minimum legal requirements.

The following tables summarize the funded status, net periodic pension (benefit) expense and actuarial assumptions for the pension benefits based on the measurement date of September 30 for each period presented:

                                                                                2002                    2001
                                                                           -------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at prior measurement date                               $    34,194              $   32,743
Service cost                                                                       790                     822
Interest cost                                                                    2,453                   2,382
Actuarial gain/(loss)                                                            2,643                     150
Amendment                                                                           --                     239
Benefits paid                                                                   (2,023)                 (2,142)
                                                                           -------------------------------------
Benefit obligation at current measurement date                             $    38,058              $   34,194
                                                                           =====================================

CHANGE IN PLAN ASSETS
Fair value of plan assets at prior measurement date                        $    36,583              $   34,351
Actual return on plan assets                                                    (6,229)                  3,457
Employer contributions                                                              --                     917
Benefits paid                                                                   (2,023)                 (2,142)
                                                                           -------------------------------------
Fair value of plan assets at current measurement date                      $    28,331              $   36,583
                                                                           =====================================

Funded status                                                              $    (9,727)             $    2,389
Unamortized net asset at transition                                                 --                    (199)
Unrecognized prior service cost                                                  1,374                   1,651
Unrecognized net loss and other                                                 11,890                    (176)
                                                                           -------------------------------------
Net amount recognized                                                      $     3,537              $    3,665
                                                                           =====================================

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
Prepaid benefit cost                                                       $     3,907              $    3,830
Accrued benefit liability                                                      (11,376)                 (2,968)
Intangible asset                                                                 1,374                   1,541
Accumulated other comprehensive loss                                             9,632                   1,262
                                                                           -------------------------------------
Net amount recognized                                                      $     3,537              $    3,665
                                                                           =====================================

WEIGHTED AVERAGE ASSUMPTIONS AS OF END OF YEAR
Discount rate                                                                    6.75%                   7.50%
Expected return on plan assets                                                   9.00%                   9.00%
Rate of compensation increase                                                    5.00%                   5.00%


                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                        2002                 2001                2000
                                                   -------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                       $       790          $       822         $       683
Interest cost                                            2,453                2,382               2,315
Estimated return on plan assets                         (3,202)              (3,043)             (2,808)
Amortization of net gain and deferral                       89                  (21)                (56)
                                                   -------------------------------------------------------
Net periodic benefit cost                          $       130          $       140         $       134
                                                   =======================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $38,058, $35,800 and $28,331, respectively, as of December 31, 2002 and $10,522, $10,522 and $8,177, respectively, as of December 31, 2001.

         Retiree Health Care and Life Insurance Benefits - Newcor is obligated to provide health care and life insurance benefits to certain eligible retired employees. However, all post retirement benefits, other than pensions, were discontinued for all employees who retired after January 1, 1993. This plan obligation is unfunded but the accumulated post retirement benefit obligation, as actuarially determined, has been fully accrued for in the accompanying consolidated balance sheets. The medical plan pays a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs or other group coverage. The cost of providing these benefits is shared with the retirees. The cost sharing arrangements limit Newcor's future retiree medical cost increases to the rate of inflation, as measured by the Consumer Price Index.

10.  CONTINGENT LIABILITIES

Various legal matters arising during the normal course of business are pending against Newcor. Management does not expect that the ultimate liability, if any, of these matters will have a material adverse effect on future results of operations or financial condition of Newcor.

Newcor operates in industries that are highly competitive, though fragmented. If any customer becomes dissatisfied with Newcor's prices, quality or timeliness of delivery, it could award future business or move existing business to a competitor. There can be no assurance that Newcor's products will continue to compete successfully with the products of competitors, including original equipment manufacturers ("OEMs") themselves, many of which are significantly larger and have greater financial and other resources than Newcor.

11.  SEGMENT REPORTING

Newcor manages and reports its operating activities under three operating segments: Precision Machined Products, Rubber and Plastic and Special Machines. The Precision Machined Products segment consists of automotive components and agricultural equipment parts machined in dedicated manufacturing cells. The Rubber and Plastic segment consists of molded rubber and plastic parts primarily for the automotive industry. The Special Machines segment consists of standard individual machines, as well as custom designed machines, all manufactured on a made-to-order basis. Other is primarily composed of corporate activities.

The accounting policies of Newcor's operating segments are the same as those presented in Note 1. There are no inter-segment sales and management does not allocate all corporate expenses to the segments. Newcor evaluates the performance of its segments and allocates resources to them based on segment operating income. Information by operating segment is summarized below:

                                        PRECISION
                                         MACHINED       RUBBER AND       SPECIAL
                                         PRODUCTS         PLASTIC       MACHINES          OTHER          TOTAL
                                        -----------------------------------------------------------------------
SALES TO UNAFFILIATED CUSTOMERS
   Year ended December 31, 2002         $  128,251     $   33,813      $   8,583      $      --      $  170,647
   Year ended December 31, 2001            123,076         36,218         18,048             --         177,342
   Year ended December 31, 2000            170,297         45,783         22,035             --         238,115

SEGMENT OPERATING INCOME (LOSS)
   Year ended December 31, 2002         $   11,212     $    3,382      $     (12)     $  (3,976)     $   10,606
   Year ended December 31, 2001               (371)          (141)          1000         (4,019)         (3,531)
   Year ended December 31, 2000             10,110          3,129          3,067         (3,476)         12,830

DEPRECIATION AND AMORTIZATION
   Year ended December 31, 2002         $    5,310     $    1,465      $     282      $     750      $    7,807
   Year ended December 31, 2001              9,744          2,114            323            762          12,943
   Year ended December 31, 2000             10,085          2,218            209            547          13,059

IDENTIFIABLE ASSETS
   December 31, 2002                    $   47,436     $   14,716      $   4,528      $  31,683      $   98,363
   December 31, 2001                        85,131         24,965          7,172         12,485         129,753
   December 31, 2000                       122,945         31,117         15,059         20,191         189,312

CAPITAL EXPENDITURES
   Year ended December 31, 2002         $    1,914     $        3      $      --      $      --      $    1,917
   Year ended December 31, 2001              1,567            796            115            209           2,687
   Year ended December 31, 2000              4,062          1,888            144          1,414           7,508

GOODWILL IMPAIRMENT
   Year ended December 31, 2002         $   27,894     $    1,202      $      --      $      --      $   29,096
   Year ended December 31, 2001             23,882          2,353             --             --          26,235

GOODWILL AMORTIZATION
   Year ended December 31, 2002         $       --     $       --      $      --      $      --      $       --
   Year ended December 31, 2001              3,212            614             --             11           3,837

A reconciliation of segment operating income for reportable segments to consolidated operating income is as follows:

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                        2002                 2001                2000
                                                   -------------------------------------------------------
Operating income for reportable segments           $    14,582          $       488         $    16,306
Other operating loss, mainly unallocated
  corporate and other expenses                          (3,976)              (4,019)             (3,476)
Amortization expense                                        --               (3,837)             (4,135)
Impairment charge                                      (32,550)             (28,757)                 --
Plant consolidation costs and other                         --                 (450)             (1,277)
                                                   -------------------------------------------------------

Consolidated operating income (loss)               $   (21,944)         $   (36,575)        $     7,418
                                                   =======================================================

For the year ended December 31, 2002, 2001 and 2000, Newcor had customers which represented over 10% of total sales in some, or all, of these years. For the year ended December 31, 2002, sales to each of these customers as a percentage of total sales were 25%, 19% and 10%, respectively. For the year ended December 31, 2001 sales to significant customers as a percentage of total sales were 20%, 9%, 20% and 9%, respectively. For the year ended December 31, 2000 sales to significant customers as a percentage of total sales were 21%, 18%, 13% and 10%, respectively.

12.  SUBSEQUENT EVENTS

As discussed in Note 2, Newcor's plan of reorganization became effective on January 31, 2003. Under a rights offering to shareholders included as part of Newcor's plan of reorganization, EXX purchased 11,877 shares of common stock of Newcor for a total purchase price of $5,939. As a result of this purchase, EXX now holds 98.975% of the outstanding common stock of the reorganized Newcor entity. Moreover, Newcor ceased to be a stand-alone public reporting company and became a subsidiary of EXX. The purchase price was established in the plan of reorganization, as approved by the creditors, the United States Trustee for the District of Delaware and the United States Bankruptcy Court in the District of Delaware. In addition to the purchase made by EXX, certain other shareholders purchased shares of common stock of Newcor under the rights offering made in connection with the plan of reorganization. The other shareholders purchased an aggregate of 123 shares, or 1.025%, of the aggregate issued and outstanding common stock of Newcor for an aggregate purchase price of $62.

The following condensed balance sheet reflects the assets and liabilities of Newcor at their fair market values as determined under purchase accounting at January 31, 2003 based on preliminary estimates by management.

                                               (UNAUDITED)
                                               -----------
Current assets                                   $36,575
Property and equipment                            37,507
Intangibles and other assets                       4,608
                                                 -------

    Total assets                                 $78,690
                                                 =======

Current liabilities                              $24,062
Long-term debt                                    35,148
Pension, post retirement
    and other liabilities                         13,480
                                                 -------

    Total liabilities                            $72,690
                                                 =======

The intangible and other assets include approximately $2,219 allocated to customer lists and patents which will be amortized over periods ranging from two to ten years. These amounts will not be deductible for income tax purposes. The balance of the intangible assets of approximately $2,143 has been allocated to goodwill which will not be deductible for income tax purposes. The above allocations are based on management's estimate at this time and are subject to final determination.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


         The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of the Registrant and Newcor included elsewhere in this report, and give effect to the following:

         o the Plan of Reorganization of Newcor under Chapter XI of the United States Bankruptcy Code; and

         o the purchase accounting adjustments relating to the acquisition of 100% of the outstanding stock of Newcor by EXX and certain minority shareholders.

         The transaction will be accounted for under the purchase method of accounting. The allocation of the purchase accounting adjustments is preliminary and based on limited information currently available to the management of EXX. Due to the lack of information available with respect to Newcor's assets and liabilities, it is possible that there could be material changes to the accompanying unaudited pro forma condensed consolidated financial statements. The unaudited pro forma consolidated and statement of operations gives effect to the events described above as if they occurred as of January 1, 2002, and the Unaudited pro forma consolidated balance sheet gives effect to the events described above as if they occurred as of December 31, 2002.

         The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma financial statements do not purport to represent what EXX's results of operations or financial condition would actually have been had the events described above in fact occurred on such dates or project EXX results of operations or financial condition for any future period or date. The pro forma consolidated financial information should be read in conjunction with the historical financial statements of EXX and Newcor, included elsewhere in this Form 8-K, as amended.

EXX INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2002
(IN THOUSANDS)

                                                      EXX INC      NEWCOR, INC.
                                                     HISTORICAL     HISTORICAL         ADJUSTMENTS       PRO FORMA
                                                   ------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                           $ 9,889        $ 23,832           $ (20,000)(A)      $ 6,328
                                                                                           (7,454)(B)
                                                                                               61 (E)
  Accounts receivable, net                              2,897          21,721                               24,618
  Inventories                                           2,711           8,968                 500 (D)       12,179
  Other current assets                                    304           3,008                                3,312
  Deferred tax asset                                      564                                                  564
                                                   ------------------------------------------------------------------
    Total current assets                               16,365          57,529             (26,893)          47,001

PROPERTY AND EQUIPMENT, NET                             1,620          35,308               2,199 (D)       39,127

INVESTMENT IN NEWCOR, INC.                                                                  5,939 (E)           --
                                                                                           (5,939)(F)
OTHER ASSETS                                              420           5,526              (5,280)(C)          666

GOODWILL & INTANGIBLES                                                                      2,219 (D)        4,362
                                                                                            2,143 (D)
                                                   ------------------------------------------------------------------
                                                      $18,405        $ 98,363           $ (25,612)         $91,156
                                                   ==================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable current portion                       $    73        $ 21,454           $  (2,000)(B)      $10,140
                                                                                            3,390 (B)
                                                                                          (12,777)(B)
  Accounts payable and other current liabilities        3,859          14,995                               18,854
  Income taxes payable                                    316                                                  316
                                                   ------------------------------------------------------------------
     Total current liabilities                          4,248          36,449             (11,387)          29,310

LONG-TERM LIABILITIES
  Liabilities subject to compromise                                   150,978            (150,978)(A)           --
  Notes payable, less current portion                   1,481           2,215               3,933 (B)       35,629
                                                                                           28,000 (A)
  Pension liability and other postretirement
    benefits                                              359          17,629              (2,501)(C)       13,839
                                                                                           (1,648)(C)
  Deferred tax liability                                  596                                                  596
                                                   ------------------------------------------------------------------
     Total liabilities                                  6,684         207,271            (134,581)          79,374

(Continued on the next page)


                                     23


EXX INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET, CONTINUED
DECEMBER 31, 2002
(IN THOUSANDS)
                                                      EXX INC      NEWCOR, INC.
                                                     HISTORICAL     HISTORICAL         ADJUSTMENTS       PRO FORMA
                                                   ------------------------------------------------------------------
MINORITY INTEREST                                                                              61 (E)           61
                                                                                               -- (I)
STOCKHOLDERS' EQUITY
  Preferred stock                                          --
  Common stock                                            127           5,019              (5,019)(D)          127
                                                                                               12 (E)
                                                                                              (12)(F)
  Capital in excess of par value                        2,670           2,415              (2,415)(D)        2,670
                                                                                            5,927 (E)
                                                                                           (5,927)(F)
  Accumulated comprehensive income                       (237)         (9,632)              9,632 (C)         (237)
  Retained earnings                                    10,147        (106,221)            102,978 (A)       10,147
                                                                                          (10,763)(C)
                                                                                           14,006 (D)
                                                                                               -- (I)
  Treasury stock                                         (986)           (489)                489 (D)         (986)
                                                   ------------------------------------------------------------------

    Total stockholders' equity                         11,721        (108,908)            108,908           11,721
                                                   ------------------------------------------------------------------

                                                      $18,405         $98,363            $(25,612)         $91,156
                                                   ==================================================================

EXX INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               EXX INC         NEWCOR, INC.
                                             HISTORICAL         HISTORICAL         ADJUSTMENTS        PRO FORMA
                                          ------------------------------------------------------------------------
Net sales                                      $16,186           $170,647           $     --           $186,833
                                          -----------------
Cost of sales                                   10,933            145,725             (6,460)(G)        150,198
                                          -----------------   ----------------   ----------------   --------------
Gross profit                                     5,253             24,922              6,460             36,635
                                          -----------------   ----------------   ----------------   --------------
Selling, general and
  administrative expenses                        4,098             14,316                422 (G)         18,836
Impairment of cost in excess of
 assigned value of acquired companies               --             41,195            (41,195)(G)             --
                                          -----------------   ----------------   ----------------   --------------
                                                 4,098             55,511            (40,773)            18,836
                                          -----------------   ----------------   ----------------   --------------
Operating income (loss)                          1,155            (30,589)            47,233             17,799
Interest income                                    139                 --                                   139
Interest expense                                  (144)            (3,187)               847 (G)         (2,484)
Reorganization costs                                --            (14,140)            14,140 (G)             --
Other income (expense)                              79             (1,141)                               (1,062)
Minority interest                                   --                 --                (87)(I)            (87)
                                          -----------------   ----------------   ----------------   --------------
Income (loss) before income taxes                1,229            (49,057)            62,133             14,305
Income taxes                                       393                 --              5,265 (H)          5,658
                                          -----------------   ----------------   ----------------   --------------
Net income                                     $   836           $(49,057)          $ 56,868           $  8,647
                                          =================   ================   ================   ==============

Net income (loss) per common share
  Basic and diluted                            $  0.07           $  (9.91)                             $   0.77
                                          =================   ================                      ==============

Weighted average shares outstanding
  Basic                                         11,230              4,950                                11,230
                                          =================   ================                      ==============
  Diluted                                       11,276              4,950                                11,276
                                          =================   ================                      ==============

                      NOTES TO THE UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARES AND PER SHARE AMOUNTS)


(A) The unaudited pro forma condensed consolidated balance sheet gives effect to the Plan of Reorganization ("the Plan") of Newcor, Inc. ("Newcor") which became effective on January 31, 2003. Under the Plan, all impaired creditors in Class 4 of the Plan, essentially all unsecured creditors, received their pro-rata share of a $20,000 cash payment made by Newcor and $28,000 aggregate principal amount of senior unsecured notes issued by Newcor (the "Notes") in January 2003. The senior unsecured notes bear interest at 6% per annum and mature through June 2008. Equity holders in Class 5 of the Plan with holdings of at least 412 shares of common stock, $1.00 par value, of Newcor received rights to purchase new shares of common stock of the restructured Newcor for $500 per share. The unaudited pro forma condensed consolidated balance sheet gives effect to the settlement of $150,978 of liabilities subject to compromise for $48,000.

(B) The unaudited pro forma condensed consolidated balance sheet gives effect to the repayment of Newcor's term loan of $2,000 and amounts outstanding under its line of credit of $12,777 through the payment of $7,454 in cash and amounts borrowed under its new long-term and short-term lines of credit from a financial institution in the amounts of $4,933 and $2,390, respectively. $1,000 of the of the long-term line has been classified as a current liability.

(C) The unaudited pro forma condensed consolidated balance sheet gives effect to:

     o   the elimination of prepaid pension costs of $5,280,
     o the $1,648 reduction of the pension liability to reflect the projected benefit obligation in excess of plan assets at December 31, 2002,
     o the $2,501 reduction of accrued post retirement benefits to eliminate unamortized transitional adjustments, and
     o the elimination of accumulated comprehensive losses of $9,632 recorded in accordance with FAS 87.

(D) The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Newcor by EXX and certain minority shareholders based on estimated fair market values and resulted in adjustments to historical costs as follows:

         Cash                                   $  6,000
         Newcor liabilities assumed              100,144
                                             ------------
                                                $106,144
                                             ============

                                                                    DECEMBER 31, 2002
                                           --------------------------------------------------------------------
                                                   FMV                  HISTORICAL              ADJUSTMENT
                                           --------------------      -----------------      -------------------
     Current assets                              $ 64,029                $63,529                   $  500
     Property and equipment                        37,507                 35,308                    2,199
     Intangibles                                    2,219                     --                    2,219
     Other assets                                     246                    246                       --
     Goodwill                                       2,143                     --                    2,143
                                           --------------------      -----------------      -------------------
                                                 $106,144                $99,083                   $7,061
                                           ====================      =================      ===================

     Property and equipment will be depreciated over five to 20 years. Intangible assets will be amortized over two to ten years. Goodwill recorded in connection with the acquisition of Newcor by EXX will be accounted for under the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," which requires an impairment-based approach to the valuation of goodwill generated through the application of purchase accounting.

(E) The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Newcor by EXX and certain minority shareholders in connection with the Plan of Reorganization of Newcor as discussed in (A) above. The unaudited pro forma condensed consolidated balance sheet reflects the acquisition of 11,877 shares of Newcor common stock, $.01 par value, by EXX for a purchase price of $5,939 and the acquisition of 123 shares of Newcor common stock by certain minority shareholders for a purchase price of $61.

(F) The unaudited pro forma condensed consolidated balance sheet gives effect to the elimination of the investment by EXX in the common stock of Newcor, as described in (E) above for consolidation purposes.

(G) In connection with the purchase accounting for the acquisition of Newcor by EXX as mentioned in (D) above, and the debt restructuring set forth in (A) and (B) above, the unaudited pro forma consolidated statement of operations have been adjusted as follows:

     o Impairment charges of $41,195 and reorganization costs of $14,140 have been eliminated.

     o Depreciation expense and leased equipment expense in cost of sales have been reduced by $2,858 and $3,602, respectively, to give effect to the new basis of assets as set forth in (D) above and the rejection of the leases by Newcor as set forth in Note 6 to the historical financial statements of Newcor.

     o Selling general and administrative expenses have been increased by $422 to reflect the amortization resulting from the allocation of the purchase price in (D) above to patents and customer lists which are being amortized over periods of two to ten years.

     o Interest expense has been reduced by $847 to give effect to (1) the 6% interest rate on the senior unsecured notes with an aggregate principal amount of $28,000 issued in connection with the unsecured creditors, (2) interest on the new lines of credit set forth in (B) above, and (3) interest relating to notes incurred in connection with equipment purchased in 2002, as if all of the obligations had been outstanding since January 1, 2002.

(H) Income taxes in the pro forma condensed consolidated statement of operations have been adjusted to reflect the tax effect of the pro forma adjustments noted in (G) above, reduced by the $49,057 loss of Newcor, using a blended effective tax rate of 40%.

(I) The unaudited pro forma condensed consolidated statement of operations has been adjusted to eliminate the $87 minority interest in the earnings of Newcor.

                                 SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: April 15, 2003

                                  EXX INC



                                  By /s/ David A. Segal
                                    -------------------------------------------
                                  Name:  David A. Segal
                                  Title: Chairman, Chief Executive Officer and
                                         Chief Financial Officer